REPORT OF SHAREHOLDER MEETING  Unaudited
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On August 17, 2005, a shareholder meeting of the Oppenheimer Gold & Special
Minerals Fund was held at which the eleven Trustees identified below were elected (Proposal No. 1). The meeting on August 17, 2005 was adjourned until September 16, 2005 for Proposal 2. At the meeting on September 16, 2005, the sub-proposals in (Proposal No. 2) were approved as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:

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PROPOSAL NO. 1
NOMINEE                                           FOR            WITHHELD               TOTAL
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
TRUSTEES
Matthew P. Fink                        10,409,855.577         239,862.150      10,649,717.727
Robert G. Galli                        10,407,859.216         241,858.511      10,649,717.727
Phillip A. Griffiths                   10,405,066.723         244,651.004      10,649,717.727
Mary F. Miller                         10,403,392.771         246,324.956      10,649,717.727
Joel W. Motley                         10,415,255.211         234,462.516      10,649,717.727
John V. Murphy                         10,410,567.697         239,150.030      10,649,717.727
Kenneth A. Randall                     10,397,023.059         252,694.668      10,649,717.727
Russell S. Reynolds, Jr.               10,395,601.593         254,116.134      10,649,717.727
Joseph M. Wikler                       10,407,309.775         242,407.952      10,649,717.727
Peter I. Wold                          10,404,595.116         245,122.611      10,649,717.727
Clayton K. Yeutter                     10,403,859.351         245,858.376      10,649,717.727

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PROPOSAL NO. 2: Proposal to change policy on

                                                                     BROKER
          FOR                   AGAINST           ABSTAIN          NON-VOTE             TOTAL
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
2B: Concentration of Investments
7,147,541.993               377,713.809       451,907.824     2,583,946.000    10,561,109.626
2L: Senior Securities
7,182,044.097               362,897.987       432,221.542     2,583,946.000    10,561,109.626